Exhibit 10.15

TERMINATION AND DEBT FORGIVENESS AGREEMENT

THIS TERMINATION AND DEBT FORGIVENESS AGREEMENT, effective as of Nov. 18, 2005, by and among e-Future (Beijing) Tornado Information Technology Inc., a Chinese corporation (“e-Future Beijing”), e-Future Information Technology Inc., a Cayman Islands corporation and the parent company of e-Future Beijing (“e-Future Cayman”), and Hainan Future Computer Co., Ltd., a Chinese company (“Hainan”).

WHEREAS, in March 2001, e-Future Cayman purchased all outstanding shares of e-Future Beijing from e-Future Beijing’s shareholders for an aggregate of RMB 5,000,000 (the “Share Purchase Arrangement”);

WHEREAS, at the time of such purchase, the two shareholders of e-Future Beijing were Hainan and Johnson Li (“Li”);

WHEREAS, the purchase price for the shares of e-Future Beijing in the Share Purchase Arrangement was allocated RMB 4,000,000 to Hainan (the “Hainan Amount”) and RMB 1,000,000 to Li (the “Li Amount”);

WHEREAS, following completion of the Share Purchase Arrangement, the Beijing Municipal Government designated e-Future Beijing as a wholly-owned subsidiary of e-Future Cayman;

WHEREAS, subsequent to the completion of the Share Purchase Arrangement, e-Future Beijing and Hainan entered into certain transactions pursuant to which Hainan generated aggregate accounts payable to e-Future Beijing in an amount equal to RMB 2,526,595 (the “Hainan Payables”);

WHEREAS, subsequent to the Share Purchase Arrangement, e-Future Cayman repaid RMB 575,722 in cash to Hainan as partial repayment of the Hainan Amount (the “Repayment”);

WHEREAS, pursuant to an agreement dated as of September 25, 2005, Li assigned all of his rights to the Li Amount to Hainan (the assigned Li Amount and the Hainan Amount collectively being referred to as the “Complete Amount”);

WHEREAS, after netting the Hainan Payable and the Repayment against the Complete Amount, as of the date of this Agreement, e-Future Cayman owes Hainan an aggregate of RMB 2,897,683 (the “e-Future Debt”); and

WHEREAS, as of July 18, 2005, e-Future Beijing and Hainan entered into an Outsourcing Agreement pursuant to which e-Future Beijing would provide certain consulting services to Hainan to offset the Hainan Amount (the “Outsourcing Agreement”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto agree as follows:

1. Acknowledgement of the Parties. All parties hereto acknowledge the validity and accuracy of the assertions made in the recitals to this Agreement.

2. Termination of Outsourcing Agreement. e-Future Beijing and Hainan hereby terminate the Outsourcing Agreement in accordance with its terms.

3. Debt Forgiveness by Hainan. Hainan hereby agrees to forgive the Total Debt. Hainan hereby releases e-Future Cayman and e-Future Beijing from any and all obligations related to such indebtedness.

4. Assignment. No party hereto may make any assignment of this Agreement or any interest therein, by operation of law or otherwise, without the prior written consent of the other parties hereto. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their respective successors, executors, administrators, heirs and permitted assigns.

5. Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceability to the fullest extent permitted by law.

6. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

7. Amendment. This Agreement may be amended or modified only by a written instrument signed by each of the parties to this Agreement.

8. Governing Law. This Agreement shall be construed under and be governed in all respects by the laws of the Cayman Islands.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.

e-Future Information Technology Inc.

By:	/s/ Adam Yan
Name:	Adam Yan
Its:	Chairman and CEO
Date:	Nov. 18, 2005

e-Future (Beijing) Tornado Information Technology Inc.

By:	/s/ Adam Yan
Name:	Adam Yan
Its:	Chairman and CEO
Date:	Nov. 18, 2005

Hainan Future Computer Co., Ltd.

By:	/s/ Xuejun zhang
Name:	Xuejun zhang
Its:	legal representative
Date:	Nov. 18, 2005